Exhibit 11.01

                       Statement Regarding Computation of
                               Net Loss per Share
                      (In thousands, except per share data)

                                                               Years Ended June 30,

                                                         1997          1996           1995
                                                         ----          ----           ----

Net Income (loss)                                     $(28,425)      $(18,328)      $ (5,848)

Weighted average shares:

         Common shares outstanding                      14,555         14,463         14,315

         Total weighted average shares - primary        14,555         14,463         14,315

Primary net income (loss) per common and common
  equivalent share (1)                                   (1.95)      $  (1.27)      $   (.41)

(1) Primary and fully diluted net income (loss) per common and common equivalent shares are the same.
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